Exhibit 10.4

Dear Michael,

We are very pleased to extend an offer of employment to you for the position of Chief Financial Offer (“CFO”) of BTCS Inc., (“BTCS” or the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter. We look forward to your contributions to BTCS leadership team to fulfill our vision. This letter is intended to set forth the terms and conditions of our employment offer.

Duties

In your capacity as CFO, you will perform duties and responsibilities that are commensurate with your position as a CFO of a publicly traded company including the preparation of the financial statements to be included in the Company’s filings as well as the execution of the necessary filings/certifications and such other duties as may be assigned to you from time to time. You will report directly to Charles Allen the CEO. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location

The Company does not currently maintain corporate offices however it will be expected that you will remain available during work hours on eastern time and be located on the east coast. The Company will also expect you to be present for in person meeting when required. If the Company chooses to maintain a corporate office it will be expected that you are present at the office provided it is within 75 miles of either Wayne, PA or Silver Spring, MD.

Start Date

Subject to satisfaction of all of the conditions described in this letter, this offer is based on a mutually acceptable start date, however your anticipated start date is December 1, 2021 (“Start Date”).

Base Salary

In consideration of your services, you will be paid an initial base salary of $175,000 per year, subject to review annually, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Sign on Equity Grant

Effective on the Start Date, the Company will grant you, an equity award in the form of Restricted Stock Units (“RSU”) with an aggregate dollar value of the award as of the grant date equal to $175,000 based on the closing stock price as of the grant date. The award will be subject to the terms and conditions of the 2021 Equity Incentive Plan and an award agreement and will vest over a five-year period as follows: one fifth of the award will vest on the one-year anniversary of the start date, and the remaining four fifths will vest monthly over the following four years. 1

1 You may want to speak with a tax accountant regarding the tax implications of the grant.

Annual Equity Grant and Cash Bonuses

For each full year of employment, you will be eligible to receive an annual equity award and/or cash bonuses as determined by the compensation committee of the Board in its discretion with an aggregate value on the grant date between one half (1/2) and two (2) times your base salary subject to vesting and performance criteria as set forth by the Board. For partial year employment such amounts will be pro-rated accordingly.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, including, subject to the terms and conditions of such plans and programs. The Company currently matches 401k contributions up to $19,500 the max allowable. The Company also reimburse executives $1,000 per month to cover office space, utility and other expenses since it currently does not maintain office space. You will be entitled to paid vacation in accordance with the Company’s policies in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company and approved by the Boad. If your employment with the Company is terminated for any reason, you will not be eligible to receive any severance.

Clawback

Any incentive-based or other compensation paid to you by the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Governing Law

This offer letter shall be governed by the laws of Nevada, without regard to conflict of law principles.

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Contingent Offer

This offer is contingent upon:

a.	Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

b.	Satisfactory completion of reference checks.

c.	Satisfactory completion of a background investigation, for which the required notice and consent forms will be provided.

d.	Completion of D&O Questionnaire.

e.	Execution of the Company’s form of confidentiality agreement.

This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me at ●. This offer is open for you to accept until Friday, November 12, 2021, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,

Charles Allen

Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Michael Prevoznik

Signed	/s/ Michael Prevoznik

Date	11/10/2021

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